Exhibit 99.1

QWEST REPORTS STEADY FIRST QUARTER 2008 RESULTS, ANNOUNCES
PARTNERSHIP WITH VERIZON WIRELESS

Unaudited (in millions, except per share amounts)

	Q1 2008	Q4 2007	Seq. Change	Q1 2007	Y-over-Y Change
Operating Revenue	$3,399	$3,435	(1.0)%	$3,446	(1.4)%
Income before Income Taxes	256	260	(1.5)%	242	5.8%
Net Income*	157	366	(57.1)%	240	(34.6)%
Net Income per Diluted Share*	0.09	0.20	(55.0)%	0.12	(25.0)%

* Net income and net income per diluted share in the first quarter of 2008 reflects income tax expense at normal effective rates different from those in 2007.

•                  Expanded Adjusted EBITDA Margins Sequentially(a)

•                  Grew Total Data Revenue 9% from First Quarter 2007

•                  Increased Broadband Subscribers 17% Year-Over-Year

•                  Launched up to 12 and 20 Mbps Consumer Broadband Offers in April

•                  Video Subscribers up 42% from a Year Ago

•                  Reduced Workforce by 720 Through Voluntary Separation Program

•                  Returned More Than $370 Million to Shareholders Since the End of 2007

•                  Recorded Income Tax Expense at Normal Effective Rates for First Time Since 2001

DENVER, May 6, 2008 — Qwest Communications International Inc. (NYSE: Q) reported steady operating results for the first quarter of 2008.  Adjusted EBITDA totaled $1.14 billion with adjusted EBITDA margins of 33.6 percent as data, Internet and video revenue grew by 9 percent compared to the first quarter of 2007.  Reflecting the first quarter of recording income tax expense at normal effective rates since 2001, Qwest reported earnings of $157 million, or $0.09 per diluted share in the first quarter 2008, compared to $240 million, or $0.12 per diluted share, in the first quarter 2007.

While maintaining steady financial performance, Qwest made significant strides executing on its strategic initiatives.  Among the milestones reached since the beginning of the year were an agreement with Verizon Wireless that represents a fundamental shift in how Qwest provides wireless services to its customers; the launch of two new fiber-optic Internet services for Mass Market customers; and the continued acceleration

(a) See attachment E for Non GAAP Reconciliation for EBITDA, EBITDA Margins, Adjusted EBITDA, Adjusted EBITDA Margins and Free Cash Flow

of Business Markets revenue growth on a year-over-year basis.  Other accomplishments included an initiative to further reduce costs through a voluntary separation program, changes to the company’s segment reporting structure and continued progress on the $2 billion share repurchase program.

“Since the beginning of the year, we have demonstrated notable progress on our strategies for success, including announcing a new wireless model and executing on our fiber-to-the-node build-out, which is ahead of plan for the year,” said Edward A. Mueller, Qwest chairman and CEO. “In addition, we continue to effectively compete for customers in a challenging economic climate.”

FINANCIAL RESULTS

Revenue

Qwest reported total operating revenue of $3.4 billion for the first quarter 2008. Total revenue declined 1.4 percent year over year.  Results reflect the impact of industry consolidation and long-distance pricing pressure in Wholesale Markets offset by 3.1 percent growth in Business Markets while Mass Markets revenue was flat.

Continuing customer demand for higher speeds and greater functionality in data products, such as consumer broadband and enterprise iQ Networking services, contributed to total data, Internet and video services revenue growing 9 percent year over year to $1.3 billion. Total data, Internet and video services revenue now represents nearly 40 percent of operating revenue.

Expenses

Total operating expenses declined by 1.6 percent to $2.9 billion compared to the first quarter of 2007 while absorbing investments in brand development and Business Markets sales force.  General, administrative and other operating expenses led expense reductions with a year-over-year decline of 6.9 percent as a result of lower headcount and one-time litigation charges in 2007. Depreciation and amortization for the quarter declined year over year by $36 million, or 5.9 percent, due to the continuation of disciplined capital expenditures relative to historic levels.

Adjusted EBITDA and Net Income

Qwest reported adjusted EBITDA of $1.14 billion in the quarter, which was flat sequentially and down $30 million from the first quarter of 2007.  Adjusted EBITDA margin expanded nearly 50 basis points during the quarter to 33.6 percent vs. 33.1 percent in the fourth quarter of 2007. Adjusted EBITDA results exclude $45 million in severance charges mostly related to the voluntary separation plan offered in March to certain local network employees supporting the traditional telephone business.

Net income for the quarter was $157 million compared to $240 million in the prior year.  As a result of the reversal of the valuation allowance against deferred tax assets in 2007, Qwest began recording income tax expense at normal effective rates in the first quarter resulting in $99 million of income tax expense compared to $2 million in the first quarter of 2007.  As a result, income tax expense impacts on net income differ year over year.  Income before income taxes was $256 million for the quarter, an increase of 5.8 percent compared to the first quarter of 2007.

“I am pleased with our financial progress in the quarter,” said John W. Richardson, Qwest executive vice president and CFO. “Changes to our reporting segments and cost detail will aid stakeholders in following our progress as we continue to focus on selling into our strategic product set, stemming access line losses and driving costs out of the business resulting in expanded EBITDA margins.”

SEGMENT RESULTS

To reflect the way the company now manages its business and provide increased visibility to results, as of the first quarter, Qwest changed its segment reporting from legacy segments, wireline, wireless and other, to three market-based segments – Business Markets, Mass Markets and Wholesale Markets.

To summarize, the financial and operating results for the company’s three segments during the quarter were:

Business Markets

Business Markets reported revenue of $995 million in the first quarter, up 3.1 percent year over year as data and Internet revenue grew 6.9 percent.  Data and Internet revenue growth continues to be driven by Qwest’s strategic products, which grew 29 percent over the same period a year ago. Sequentially, strategic products were down 3.6 percent due to typical procurement cycle impacts on data equipment revenue.

Investment in an expanded sales force led to higher Business Markets segment expenses.  As a result, year-over-year segment income declined by 4.1 percent to $379 million.  The year-over-year increase in facility, network and other expenses tracked with revenue growth at 3.1 percent.  Sequentially, segment income expanded by 4.4 percent on lower expenses associated with lower equipment revenue.

Qwest is serving as the official telecommunications provider for the 2008 Democratic National Convention to be held in August in Denver. The company also will be the official communications provider for the 2008 Republican National Convention to be held in September in Minneapolis-Saint Paul.

In April 2008 Gartner, Inc., released its, “1H08 U.S. Network Service Providers Magic Quadrant,” in which Gartner positioned Qwest in the leaders quadrant for national network services.

Mass Markets

Mass Markets revenue was $1.48 billion in the quarter, a 0.7 percent decline compared to the prior year.  Data, Internet and video revenue growth of 20.7 percent was offset by declines in both voice and wireless services revenue due to competition and economic pressures, particularly in markets most affected by the housing industry.

Sequential revenue was essentially flat, reflecting similar trends among voice, wireless and data revenues.  Mass Markets segment income was $717 million for the quarter, up

$21 million, or 3.0 percent, sequentially.  Segment expenses declined resulting in segment margins of 48.4 percent, steady to first quarter 2007 results.

Increased bundle penetration and a growing number of customers taking higher broadband speeds drove improvements in consumer ARPU, which increased 7.8 percent to $55 from $51 a year ago.

Qwest Broadband subscribers increased 90,000 in the quarter to reach 2.7 million, up 17.2 percent from a year ago. In April, the company launched Qwest Connect® Titanium (connection speeds up to 12 Mbps) and Qwest Connect® Quantum (connection speeds up to 20 Mbps), the latest Internet services powered by Qwest’s ongoing fiber-to-the-neighborhood (FTTN) network expansion.  Details regarding these new services can be found at www.qwest.com/residential/internet/fiber-optics.html.  The new services will be rolled-out in 23 of Qwest’s top markets across 10 states throughout the year.

Qwest added 50,000 net DIRECTV subscribers in the quarter for a total of 699,000 video subscribers – an increase of 42 percent from the end of the first quarter 2007.

Yesterday, Qwest and Verizon Wireless announced a 5-year agreement for Qwest to market and sell the complete line of Verizon Wireless services to Qwest’s consumer, business and government customers. Beginning this summer, Qwest’s consumer customers will be able to buy Verizon Wireless products and services via Qwest’s call centers, retail stores and kiosks and online at Qwest.com.

Wholesale Markets

Wholesale Markets reported revenue of $841 million in the quarter, down 7.0 percent year over year largely due to long-distance revenue impacted by industry consolidation and pricing.  Data and Internet revenue was up 3.0 percent year over year, reflecting Wholesale’s increased focus on data products.  Sequential revenue was flat as voice services revenue declines stabilized.

Segment income was $493 million, down 2.0 percent year over year as a result of revenue declines of 7.0 percent during the same period.  Sequentially, segment income was down $28 million largely due to a favorable one-time settlement in the fourth quarter of 2007.  Segment margin improved by more than 300 basis points year over year, reflecting efforts to maximize Wholesale Markets margin.

In February, Qwest tied for top honors in customer service, network quality and voice pricing from wholesale customers in Atlantic-ACM’s “2008 Domestic Wholesale Report Card” survey. This was the fourth consecutive Atlantic-ACM survey that recognized Qwest Wholesale as best-in-class for customer service.

CASH FLOW, CAPITAL SPENDING AND INTEREST

Adjusted free cash flow for the quarter was $56 million compared to $150 million during the first quarter of 2007.  Cash flow contributions by operating activities were offset by higher capital spending, including the continued deployment of fiber-to-the-node in targeted markets.  Total capital investment for the quarter was $416 million compared to $318 million in the prior year.  Sequentially, capital expenditures were down $89 million due primarily to timing on real estate construction and IT software purchases.

Interest expense declined 7.4 percent year over year to $261 million for the first quarter as a result of retiring higher coupon debt instruments during 2007.

Due to the agency nature of our new wireless partnership, we will recognize revenues on a net basis.  As a result, wireless revenue could be lower than under our previous arrangement.  Excluding the impact of wireless revenues, Qwest expects full-year revenue results in line with prior guidance. We continue to be comfortable with previously stated goals for EBITDA, capital expenditures and free cash flow for the year.

BALANCE SHEET

Qwest reduced net debt by $304 million to $13.5 billion compared to the first quarter of 2007.  Net debt increased $310 million sequentially as a result of cash and investments declining from $1.1 billion at the end of 2007 to $800 million at the end of the first quarter.

RETURNS TO SHAREHOLDERS

During the first quarter, Qwest paid its first dividend to shareholders in six years of $0.08 per share.  Total dividend payments were $142 million.  Combined with continued progress on its $2 billion share repurchase program, Qwest has returned in excess of $370 million to its shareholders through May 1 of this year.

On April 17, Qwest announced that a dividend of $0.08 per share will be paid on May 30, 2008, to all stockholders of record at the close of business on May 9, 2008.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT with Edward Mueller, Qwest chairman and CEO, and John W. Richardson, Qwest executive vice president and CFO. A live webcast and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Qwest offers a powerful combination of award-winning broadband, video and voice solutions for residential customers, businesses and government agencies. Customers coast to coast turn to Qwest’s industry-leading national fiber optic network to meet their evolving communications and entertainment needs. Qwest employees are the driving force behind the company’s nationally recognized Spirit of Service. Qwest is a participant in Networx, the largest communications services contract in the world, to provide innovative voice, data and video services, and is recognized as a leader in the network services market by a leading technology industry analyst firm. For more information on Qwest please visit www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Rahn Porter
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007	% Change
	(Dollars in millions except per share
	amounts, shares in thousands)

Operating revenue	$3,399	$3,446	(1.4)%
Operating expenses (1):
Cost of sales (exclusive of depreciation and amortization)	1,177	1,174	0.3%
Selling	545	517	5.4%
General, administrative and other operating	581	624	(6.9)%
Depreciation and amortization	576	612	(5.9)%
Total operating expenses	2,879	2,927	(1.6)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	261	282	(7.4)%
Other—net	3	(5)	nm
Total other expense (income)—net	264	277	(4.7)%

Income before income taxes	256	242	5.8%
Income tax expense	99	2	nm
Net income	$157	$240	(34.6)%

Earnings per share:
Basic	$0.09	$0.13	(30.8)%
Diluted	$0.09	$0.12	(25.0)%

Weighted average shares outstanding:
Basic	1,763,306	1,864,951	(5.5)%
Diluted	1,774,299	1,958,535	(9.4)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior period expenses in our condensed consolidated statements of operations have been reclassified. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2008	2007
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$634	$902
Other	2,534	2,671
Total current assets	3,168	3,573
Property, plant and equipment—net and other	18,776	18,959
Total assets	$21,944	$22,532

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term borrowings	$852	$601
Accounts payable and other	3,072	3,608
Total current liabilities	3,924	4,209
Long-term borrowings—net	13,402	13,650
Other	4,088	4,110
Total liabilities	21,414	21,969
Stockholders’ equity	530	563
Total liabilities and stockholders’ equity	$21,944	$22,532

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007
	(Dollars in millions)

Cash provided by operating activities	$388	$268
Cash used for investing activities	(380)	(308)
Cash used for financing activities	(276)	(314)
Decrease in cash and cash equivalents	$(268)	$(354)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007	% Change
	(Dollars in millions)
Operating revenue (1):
Segment revenue:
Business markets:
Voice services	$375	$385	(2.6)%
Data and Internet services	620	580	6.9%
Total business markets	995	965	3.1%
Mass markets:
Voice services	1,020	1,083	(5.8)%
Data, Internet and video services	333	276	20.7%
Wireless services	129	133	(3.0)%
Total mass markets	1,482	1,492	(0.7)%
Wholesale markets:
Voice services	465	539	(13.7)%
Data and Internet services	376	365	3.0%
Total wholesale markets	841	904	(7.0)%
Total segment operating revenue	3,318	3,361
Other revenue (primarily USF surcharges)	81	85	(4.7)%
Total operating revenue	$3,399	$3,446	(1.4)%
Segment margins (1):
Business markets	38.1%	40.9%
Mass markets	48.4%	48.3%
Wholesale markets	58.6%	55.6%

Capital expenditures (2):	$416	$318	30.8%

	As of March 31,
	2008	2007	% Change
	(Amounts in thousands, except for
	employees)
Operating metrics:

Total employees	36,519	38,011	(3.9)%

Access lines (1):
Business markets	2,758	2,853	(3.3)%
Mass markets	8,493	9,265	(8.3)%
Wholesale markets (3)	1,246	1,433	(13.0)%
Total access lines	12,497	13,551	(7.8)%

Mass markets connections:
Access lines (1):
Consumer primary lines	6,539	7,200	(9.2)%
Consumer additional lines	631	740	(14.7)%
Small business lines	1,323	1,325	(0.2)%
Total access lines	8,493	9,265	(8.3)%
Other connections:
Broadband subscribers (4)	2,701	2,305	17.2%
Video subscribers (4)	699	491	42.4%
Wireless subscribers	816	812	0.5%
Total other connections	4,216	3,608	16.9%
Total mass markets connections	12,709	12,873	(1.3)%

	Three Months Ended
	March 31,
	2008	2007	% Change
Consumer ARPU (in dollars) (5):	$55	$51	7.8%
Wholesale minutes of use from carriers and CLECs (in millions)	10,431	11,690	(10.8)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

(1) During the first quarter of 2008, we changed our segments. Our new segments are business markets, mass markets and wholesale markets. We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments. We have adjusted all prior period revenue amounts to conform to the current period presentation. We have also adjusted access line amounts to conform to this new presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(4) Broadband and video subscribers include certain business markets customers.

(5) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from voice services, data, Internet and video services and wireless services, in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP. During the first quarter of 2008, we revised the consumer ARPU calculation to exclude Universal Service Fund revenue, which was previously reported in voice services revenue. This change is consistent with our current presentation of segment revenue described above. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007
	(Dollars in millions)
Operating revenue	$3,399	$3,446
Cost of sales (exclusive of depreciation and amortization)	(1,177)	(1,174)
Selling expenses	(545)	(517)
General, administrative and other operating expenses	(581)	(624)
EBITDA (1)	$1,096	$1,131

EBITDA—as adjusted (1):	$1,141	$1,171
Less: Legal reserve	—	(40)
Less: Realignment, severance and related costs	(45)	—

EBITDA (1):	1,096	1,131
Depreciation and amortization	(576)	(612)
Total other expense (income)—net	(264)	(277)
Income tax expense	(99)	(2)
Net income	$157	$240

EBITDA margin—as adjusted (1):
EBITDA—as adjusted	$1,141	$1,171
Divided by total operating revenue	$3,399	$3,446
EBITDA margin—as adjusted	33.6%	34.0%

EBITDA margin (1):
EBITDA	$1,096	$1,131
Divided by total operating revenue	$3,399	$3,446
EBITDA margin	32.2%	32.8%

Free cash flow from operations (2):
Cash provided by operating activities	$388	$268
Less: expenditures for property, plant and equipment and capitalized software	(416)	(318)
Free cash flow from operations	(28)	(50)
Add: certain one-time settlement payments	84	200
Adjusted free cash flow from operations	$56	$150

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	As of March 31,
	2008	2007
	(Dollars in millions)
Net debt (3):
Current portion of long-term borrowings	$852	$1,688
Long-term borrowings—net	13,402	13,199
Total borrowings—net	14,254	14,887
Less: cash and cash equivalents	(634)	(887)
Less: short-term investments	(48)	(242)
Less: long-term investments	(118)	—
Net debt	$13,454	$13,758

(1) EBITDA, EBITDA margin, EBITDA—as adjusted and EBITDA margin—as adjusted are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2008, information to reconcile this non-GAAP financial measure is not available at this time.

(3) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short- and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.